Exhibit 99.1

Energy Services of America Reports Second Quarter Fiscal 2026 Results

Records 21.5% Year-over-Year Revenue Increase and $23.6 Million Increase in Sequential Backlog

HUNTINGTON, W.Va., May 11, 2026 /PRNewswire/ -- Energy Services of America Corporation (the "Company" or "Energy Services") (Nasdaq: ESOA), today announced its results for its second quarter ended March 31, 2026.

Second Quarter Highlights (1)

•	Revenue of $93.2 million versus $ 76.7 million

•	Gross profit of $10.2 million versus $78,000

•	Gross margin of 11.0% compared to 0.1%

•	Net income of $216,000, or $0.01 per diluted share, compared to net loss of $6.8 million, or ($0.41) per share.

•	Adjusted EBITDA of $4.7 million compared to ($4.9 million)

•	Completed 2,001,000 share equity offering, generating net proceeds of $21.2 million

(1) All comparisons are versus the comparable prior year period, unless otherwise stated.

"The momentum from our strong start to fiscal 2026 carried into the second quarter, resulting in our first profitable fiscal second quarter in 17 years as an operating company," said Doug Reynolds, President of Energy Services. “The quarter benefited from the combination of continued demand across all of our business segments and more favorable weather versus the prior year, which allowed many projects this year to begin on time or ahead of schedule.”

“Revenue from our Gas & Petroleum Distribution more than doubled from the prior-year quarter thanks to new projects awarded in the first quarter and increased activity levels drove double-digit revenue growth for our Gas & Water Distribution and Electrical, Mechanical and General segments. Our backlog increased more than $23 million sequentially, keeping us well-positioned as we enter the seasonally stronger quarters,” Mr. Reynolds concluded.

Second Quarter Fiscal 2026 Financial Results

Total revenues for the period were $93.2 million, compared to $76.7 million in the second quarter of fiscal 2025. The increase was primarily driven by increased work across all segments, particularly Gas & Petroleum Transmission.

Gross profit was $10.2 million, compared to $78,000 in the prior-year quarter. Gross margin was 11.0% of revenues, compared to 0.1% of revenues in the second quarter of fiscal 2025. The increase is related to greater fixed cost leverage from the increased revenue base and more favorable sales mix.

Selling and administrative expenses were $9.2 million, compared to $8.2 million in the prior-year quarter. The increase is primarily related to higher labor expenses related to the Company’s growth.

Net income was $216,000, or $0.01 per diluted share, compared to a net loss of $6.8 million or ($0.41) per share in the second quarter of fiscal 2025.

Backlog as of March 31, 2026 was $325.1 million, compared to $301.7 million on December 31, 2025 and $280.7 million as of March 31, 2025.

Below is a comparison of the Company's operating results for the three and six months ended March 31, 2026 and 2025 (unaudited):

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2026	2025	2026	2025
Revenue	$93,173,442	$76,679,151	$207,285,642	$177,325,265

Cost of revenues	82,941,106	76,601,291	183,059,514	166,983,823

Gross profit	10,232,336	77,860	24,226,128	10,341,442

Selling and administrative expenses	9,173,925	8,170,087	18,254,952	16,787,708
Income (loss) from operations	1,058,411	(8,092,227)	5,971,176	(6,446,266)

Other (expense) income
Other nonoperating expense	(94,224)	(20,616)	(196,865)	(68,878)
Interest expense	(621,835)	(875,770)	(1,611,686)	(1,359,488)
Gain (loss) on sale of equipment	69,993	(16,540)	88,749	179,242
	(646,066)	(912,926)	(1,719,802)	(1,249,124)
Income (loss) before income taxes	412,345	(9,005,153)	4,251,374	(7,695,390)
Income tax expense (benefit)	196,797	(2,206,735)	1,330,345	(1,750,705)
Net income (loss)	$215,548	$(6,798,418)	$2,921,029	$(5,944,685)
Weighted average shares outstanding-basic	17,526,126	16,716,809	17,110,381	16,630,245
Weighted average shares-diluted	17,568,110	16,716,809	17,150,954	16,630,245

Earnings per share-basic	$0.01	$(0.41)	$0.17	$(0.36)

Earnings per share-diluted	$0.01	$(0.41)	$0.17	$(0.36)

Please refer to the table below that reconciles adjusted EBITDA with net income (loss) (unaudited):

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2026	2025	2026	2025
Net income (loss)	$215,548	$(6,798,418)	$2,921,029	$(5,944,685)
Add (less): Income tax expense (benefit)	196,797	(2,206,735)	1,330,345	(1,750,705)
Add: Interest expense, net of interest income	621,835	875,770	1,611,686	1,359,488
Add: Non-operating expense	94,224	20,616	196,865	68,878
(Less) add: Gain (less) on sale of equipment	(69,993)	16,540	(88,749)	(179,242)
Add: Depreciation and intangible asset amortization expense	3,656,461	3,182,462	7,415,111	5,881,290
Adjusted EBITDA	$4,714,872	$(4,909,765)	$13,386,287	$(564,976)

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash-generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,400+ employees on a regular basis. The Company's core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

shooser@threepa.com; jbeisler@threepa.com

(214) 872-2710